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                                                                 EXHIBIT 99.1


PRESS RELEASE

FOR IMMEDIATE RELEASE
CONTACT:    MICHAEL J. POLLOCK
            (318) 989-0000

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GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS FOR THIRD QUARTER OF FISCAL 1997.

LAFAYETTE, LOUISIANA, (January 27, 1997).  Global Industries, Ltd. (Nasdaq:
GLBL) reported net income of $8.1 million, or $0.20 per share, for the third fiscal quarter ended December 31, 1996. This represents an 88% increase over the same quarter a year earlier, when Global reported net income of $4.3 million, or $0.11 per share, adjusted for the two-for-one common stock splits effected in January and August 1996. Net income for the nine months ended December 31, 1996, was $27.2 million, or $0.69 per share, a 64% increase over the $16.6 million, or $0.43 per share, for the same period a year earlier.

Contract revenues for the third quarter totaled $56.8 million, an increase of 75% when compared with $32.4 million for the same quarter a year earlier. For the nine month period ended December 31, 1996 contract revenues increased 64% to $179.5 million from $109.6 million for the same period a year earlier. Overall operating activity, measured by barge, liftboat DSV and diver days, was higher when compared to the same quarter and nine month periods a year earlier.

Chairman and CEO Mr. William J. Dore said, "The results of our current quarter reflect very active domestic and West Africa markets. Domestic diving, liftboats, and coastal pipeline operations continued to be busy throughout the quarter, and our assets in West Africa continued to have high utilization."

Mr. Dore added, "During the quarter several important events occurred -- we completed the acquisition of a 49% ownership interest in CCC Fabricaciones y Construcciones, S.A. de C.V. ("CCC"), a leading provider of offshore construction services in Mexico, as well as the acquisition of substantially all of the assets of Divcon International Pty. Ltd., a diving and ROV services company headquartered in Perth, Australia with operations in Australia, Malaysia, Indonesia, Singapore, Brunei and other areas of Southesast Asia. Concurrent with the acquisition of the ownership interest in CCC, we also acquired one large pipelay and derrick barge, the DB-21 located in West Africa, an option to purchase the DB-15, another large pipelay and derrick barge currently under charter to CCC, and other assets. In addition, the PIONEER and the first of two new 200 class liftboats completed sea trials and began operations, and the HERCULES entered drydock to begin an upgrade which will add dynamic positioning and pipelay capability."

                                     -More-
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Global Industries, Ltd. Press Release
January 27, 1997


Global Industries, Ltd., whose shares are traded on the NASDAQ National Market System under the symbol "GLBL," provides construction services, including pipeline construction, platform installation and removal, and diving services, primarily to the offshore oil and gas industry.

 STATISTICS - Global Industries, Ltd. (GLBL)
      (Unaudited, in thousands, except per share data and days)

                                                                                      1996          1995
                                                                                   ----------     ----------
 Quarter ended December 31,
      Contract revenues                                                            $   56,776     $   32,431
      Operating income                                                             $   11,247     $    6,414
      Net income                                                                   $    8,072     $    4,275
      Average shares (a)                                                               39,634         38,676
      Net income per share (a)                                                     $     0.20     $     0.11
      Barge days                                                                          486            337
      Liftboat and DSV days                                                             1,351          1,204
      Diver days                                                                        4,410          3,372

 Nine Months ended December 31,
      Contract revenues                                                            $  179,539     $  109,588
      Operating income                                                             $   38,820     $   24,876
      Net income                                                                   $   27,232     $   16,603
      Average shares (a)                                                               39,516         38,418
      Net income per share (a)                                                     $     0.69     $     0.43
      Barge days                                                                        1,393            951
      Liftboat and DSV days                                                             4,023          3,280
      Diver days                                                                       12,900          8,791

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(a)  After giving effect to the two-for-one common stock splits effected in January 1996 and August 1996.


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